EXHIBIT 99.1

Shenandoah Telecommunications Company Reports Improved Operating Results and Growth in Customers for the Third Quarter 2010

EDINBURG, Va., Nov. 3, 2010 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (Shentel) (Nasdaq:SHEN) announces financial and operating results for the three months ended September 30, 2010.

Third Quarter 2010 Highlights

Highlights for the quarter include:

Consolidated

  Completed the acquisition of the cable operations of JetBroadBand Holdings, LLC ("JetBroadBand") for $148 million in cash less working capital adjustments. The acquired cable operations offer video, high speed Internet and voice services, representing approximately 66,000 revenue generating units in southern Virginia and southern West Virginia. The acquired networks pass approximately 115,000 homes. The purchase price was financed by a $198 million credit facility arranged by CoBank, ACB. The acquired cable operations' operating results have been included in the Company's Cable Television segment.
  Revenue of $53.1 million, an increase of 32% from third quarter 2009
  Net income from continuing operations of $4.2 million, compared to net income of $6.3 million in third quarter 2009
  Adjusted operating income before depreciation and amortization (adjusted OIBDA) of $21.1 million, an increase of $2.2 million from the third quarter of 2009
  Acquired the right to future net revenues related to approximately 50,000 existing Virgin Mobile customers and the right to offer Boost and Virgin Mobile services beginning July, 2010

Wireless

  3,175 net post-paid additions of PCS customers
  230,612 total post-paid PCS customers at quarter end, up 5.1% from September 30, 2009
  Post-paid churn was 1.88% compared to 2.17% in third quarter 2009
  6,296 net pre-paid additions of PCS customers, excluding those purchased
  56,203 total pre-paid PCS customers at quarter end
  Pre-paid churn was 5.02%

Cable

  Revenue generating units increased 4,083 during the third quarter of 2010, excluding the effect of the acquisition, compared to a decrease of 279 in the third quarter of 2009
  In October 2010, all acquired customers were transferred to the Company's billing platform

Wireline

  Sold the telephone directory for $4 million in cash

President and CEO Christopher E. French commented, "With the completion of the JetBroadBand acquisition and the initiation of pre-paid wireless activities, we are pleased that we quickly began to see gains in customers and revenues in these new markets. We also continue to see growth in our other markets, particularly in our PCS and existing cable businesses."

Consolidated Third Quarter Results

For the quarter ended September 30, 2010, net income from continuing operations was $4.2 million compared to $6.3 million in the third quarter of 2009. Operating income for the third quarter of 2010 was $9.6 million, $1.0 million less than reported for the third quarter of 2009. During the third quarter of 2010, the Company sold its directory operation and recognized a pre-tax gain of $4 million on the sale, while completing the JetBroadBand cable acquisition, recognizing closing-related expenses of $3.0 million, and incurring $2.2 million of additional interest expense on the debt incurred to complete the JetBroadBand acquisition. Adjusting for the gain on the directory sale, the costs of non-cash share-based compensation expense, business acquisition expenses recognized in the quarter, and depreciation and amortization, adjusted OIBDA increased to $21.1 million in the third quarter of 2010 from $18.9 million in the third quarter of 2009.

Wireless segment operating income decreased $0.6 million in the third quarter of 2010 compared to the third quarter of 2009. The decrease was principally due to $1.1 million in amortization of acquired prepaid subscriber contracts and a reduction of service revenue of $0.9 million as the net service fee retained by Sprint Nextel increased from 8.8% of net billed revenue to 12.0%, effective June 1, 2010.  These decreases were offset by an increase of $1.7 million in post-paid subscriber revenues. In the Wireline segment, operating income increased $4.1 million in 2010 third quarter compared to 2009, principally due to a gain of $4.0 million from the telephone directory sale. In the Cable segment, operating income declined $4.7 million in the third quarter of 2010 from the 2009 third quarter. This decline includes the effects of $3.0 million in business acquisition costs recognized during the third quarter of 2010, as well as the incremental depreciation and amortization on the acquired assets.

Wireless Segment

In July 2010, the Company executed an amendment to its Sprint Nextel affiliate agreement allowing the Company to offer prepaid wireless services under the Boost and Virgin Mobile brand names beginning July 11, 2010, and allowing the Company to purchase the right to receive a share of revenue from approximately 50,000 Virgin Mobile customers receiving prepaid services in our service area. Prepaid revenues are reported net of a 6% management fee, similar to postpaid wireless revenues, while all other prepaid expenses passed through from Sprint Nextel are not netted against revenues, due to differences in the contract governing prepaid activities. The Company pays Sprint Nextel handset subsidies for the difference between the selling price of a handset and its cost.

During the third quarter, the Company added 6,296 prepaid subscribers, ending the quarter with 56,203 prepaid subscribers. Pre-paid churn was 5.02% for the quarter.

The Company continued to experience growth in its post-paid wireless markets, adding 3,175 net retail post-paid customers during the third quarter of 2010, compared to 3,286 added during the third quarter of 2009. The Company's post-paid Sprint Nextel wireless customer count at September 30, 2010 was 230,612, a 5.1% increase from September 30, 2009. The Company's third quarter post-paid churn was 1.88% compared to 2.17% in third quarter 2009.

Third quarter adjusted OIBDA was $15.6 million, an increase of $0.6 million from the third quarter of 2009. In the second quarter of 2010, Sprint Nextel for the first time exercised its option to review the Net Service Fee percentage and effective June 1, 2010, the Net Service Fee increased to 12%, the maximum allowed by contract. The Net Service Fee will remain at 12% until either party requests a review and the review determines that the underlying costs have changed, causing the Fee percentage to drop 100 basis points or more. This increase is expected to reduce revenues by approximately $0.3 million per month, or nearly $4 million annually, at current levels of post-paid revenue.

Wireline Segment

Adjusted OIBDA for the wireline segment for third quarter 2010 was $5.6 million, an increase of $0.1 million from the comparable 2009 period.  The increase resulted primarily from an increase in local telephone service rates. Wireline segment DSL customers grew by 789 or 7.2% since the previous year end and by 1,225 or 11.6% since September 30, 2009. Access lines at September 30, 2010, were 23,848, a decrease of 510 from the previous year-end, and an increase of 301 since September 30, 2009.

Cable TV Segment

The Company acquired cable assets and subscribers in West Virginia and Alleghany County, Virginia on December 1, 2008, and on July 30, 2010, acquired additional cable assets and subscribers in southern West Virginia and southern Virginia. The Company has been upgrading the acquired networks and expects to have all homes passed from the 2008 acquisition upgraded by the end of 2010. Upgrades for the more recent acquisition have begun and are expected to continue through 2012. Revenue generating units (the sum of voice, data and video subscribers) increased by 4,083 in the third quarter of 2010 (excluding the effect of the acquisition) following increases of 1,873 in second quarter 2010, 1,172 in first quarter 2010, and 935 in the fourth quarter of 2009 (excluding the impact of the sale of systems with approximately 1,754 revenue generating units). The most recently acquired systems contributed $7.4 million of operating revenue since the acquisition on July 30, offset by approximately $6.6 million of incremental operating expenses and $3.0 million of one-time, transaction related expenses during the third quarter of 2010. All other operating revenues in the third quarter of 2010 increased by $0.6 million over 2009 totals. The systems sold in 2009 contributed revenue of approximately $200 thousand in the third quarter of 2009. Adjusted OIBDA for third quarter 2010 was income of $0.5 million, compared to a loss of $0.7 million in the third quarter of 2009.

Other Information

Capital expenditures were $34.9 million in the first nine months of 2010, down from $37.6 million in the first nine months of 2009. Capital expenditures related primarily to upgrading the acquired cable networks, improving and expanding fiber networks, and spending to complete the expansion of our PCS network coverage and footprint. Capital spending in 2010 is expected to include up to approximately $11 million for the newly acquired cable systems.

Cash and cash equivalents as of September 30, 2010 were $43.1 million, up from $12.1 million at December 31, 2009. The Company executed a credit agreement with CoBank, ACB, and a syndicate of 17 banks to refinance the Company's existing debt and finance the acquisition of JetBroadBand. Total outstanding debt at September 30, 2010 totaled $198.1 million, up from $33.0 million at December 31, 2009. Over the next twelve months, the Company is expected to make approximately $12.5 million in principal repayments. At September 30, 2010, the debt/equity ratio was 1.02 and debt as a percent of total assets was 42%. The amount available to the Company through its revolver facility was $30 million as of September 30, 2010. The Company continues to work with potential buyers interested in purchasing its Converged Services operations.

Performance Measure

In managing our business and assessing our financial performance, management supplements the information provided by financial statement measures with one measure, adjusted OIBDA, variations of which are used by many companies as a measure of operating performance. Adjusted OIBDA is a non-GAAP financial measure. A non-GAAP financial measure, within the meaning of Item 10(e) of Regulation S-K promulgated by the SEC, is a numerical measure of a company's financial performance, financial position or cash flows that (a) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the consolidated balance sheets, consolidated statements of income or consolidated statements of cash flows; or (b) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. A reconciliation of adjusted OIBDA to the most directly comparable GAAP financial measure follows at the end of this section.

Adjusted OIBDA is a non-GAAP financial measure defined by us as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of: certain non-recurring transactions; impairment of assets; share based compensation expense; business acquisition costs; and pension settlement and curtailment expenses. Adjusted OIBDA should not be construed as an alternative to operating income or net income as determined in accordance with GAAP, nor as a measure of liquidity.

In a capital-intensive industry such as telecommunications, management believes that adjusted OIBDA and the associated percentage margin calculations are meaningful measures of our operating performance. We use adjusted OIBDA as a supplemental performance measure because management believes it facilitates comparisons of our operating performance from period to period and comparisons of our operating performance to that of other companies by excluding potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the other items described above for which additional adjustments were made. In the future, management expects that the Company may again report adjusted OIBDA excluding these items and may incur expenses similar to these excluded items. Accordingly, the exclusion of these and other similar items from our non-GAAP presentation should not be interpreted as implying these items are non-recurring, infrequent or unusual.

While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the current period allocation of costs associated with long-lived assets acquired or constructed in prior periods, and accordingly may obscure underlying operating trends for some purposes. By isolating the effects of these expenses and other items that vary from period to period without any correlation to our underlying performance, or that vary widely among similar companies, management believes adjusted OIBDA facilitates internal comparisons of our historical operating performance, which are used by management for business planning purposes, and also facilitates comparisons of our performance relative to that of our competitors. In addition, we believe that adjusted OIBDA and similar measures are widely used by investors and financial analysts as measures of our financial performance over time, and to compare our financial performance with that of other companies in our industry.

Adjusted OIBDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. These limitations include the following:

  it does not reflect capital expenditures;
  the assets being depreciated and amortized will often have to be replaced in the future and adjusted OIBDA does not reflect cash requirements for such replacements;
  it does not reflect costs associated with share-based awards exchanged for employee services;
  it does not reflect interest expense necessary to service interest or principal payments on indebtedness;
  it does not reflect expenses incurred for the payment of income taxes and other taxes; and
  other companies, including companies in our industry, may calculate adjusted OIBDA differently than we do, limiting its usefulness as a comparative measure.

Management understands these limitations and considers adjusted OIBDA as a financial performance measure that supplements but does not replace the information provided to management by our GAAP results.

The following table shows adjusted OIBDA for the three and nine months ended September 30, 2010 and 2009:

(in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Adjusted OIBDA	$21,075	$18,899	$61,238	$58,910

The following table reconciles adjusted OIBDA to operating income, which we consider to be the most directly comparable GAAP financial measure to adjusted OIBDA:

(in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Operating income	$ 9,563	$10,569	$ 28,831	$ 34,219
Plus depreciation and amortization	12,202	8,151	28,927	24,116
OIBDA	21,765	18,720	57,758	58,335
Less gain on directory sale	(4,000)	--	(4,000)	--
Plus share based compensation expense	260	179	539	475
Plus pension settlement and curtailment expense	--	--	3,781	--
Plus business acquisition expenses	3,050	--	3,160	100
Adjusted OIBDA	$ 21,075	$ 18,899	$ 61,238	$ 58,910

About Shenandoah Telecommunications

Shenandoah Telecommunications Company is a holding company that provides a broad range of telecommunications services through its operating subsidiaries.  The Company is traded on the NASDAQ Global Select Market under the symbol "SHEN." The Company's operating subsidiaries provide local and long distance telephone, Internet and data services, cable television, wireless voice and data services, alarm monitoring, and telecommunications equipment, along with many other associated solutions in the Mid-Atlantic United States.

Teleconference Information:

Thursday, November 4, 2010, 10:00 A. M. (ET)

Dial in number: 1-888-695-7639

Audio webcast: www.shentel.com

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

SHENANDOAH TELECOMMUNICATIONS COMPANY SUMMARY FINANCIAL INFORMATION (unaudited) (In thousands)
Condensed Consolidated Balance Sheets
	September 30, 2010	December 31, 2009

Cash and cash equivalents	$ 43,144	$ 12,054
Other current assets	41,842	40,581
Investments	9,021	8,705

Property, plant and equipment	467,813	382,227
Less accumulated depreciation and amortization	202,584	179,925
Net property, plant and equipment	265,229	202,302

Intangible assets, net	91,868	2,417
Other assets, net	15,969	5,666
Total assets	$467,073	$271,725

Current liabilities, exclusive of current maturities of long-term debt of $12,508 and $4,561, respectively	$ 29,654	$ 20,067
Long-term debt, including current maturities	198,137	32,960
Total other liabilities	44,635	43,026
Total shareholders' equity	194,647	175,672
Total liabilities and shareholders' equity	$467,073	$271,725

Condensed Consolidated Statements of Income

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues	$53,155	$40,115	$136,954	$120,356

Cost of goods and services	21,737	13,703	50,967	39,452
Selling, general and administrative	13,653	7,692	32,229	22,569
Depreciation & amortization	12,202	8,151	28,927	24,116
Operating expenses	47,592	29,546	112,123	86,137
Gain on sale of directory	4,000	--	4,000	--
Operating income	9,563	10,569	28,831	34,219

Interest expense	(2,416)	(193)	(2,992)	(1,128)
Other income (expense), net	263	296	390	246
Income from continuing operations before income taxes	7,410	10,672	26,229	33,337
Income tax expense	3,220	4,326	10,969	14,019
Net income from continuing operations	$4,190	$6,346	$15,260	$19,318
Earnings (loss) from discontinued operations, net of taxes	(156)	(39)	101	(10,484)
Net income	$4,034	$6,307	$15,361	$8,834

Basic and diluted income (loss) per share:
Net income from continuing operations	$0.18	$0.27	$0.64	$0.81
Earnings (loss) from discontinued operations	(0.01)	--	0.01	(0.44)
Net income	$0.17	$0.27	$0.65	$0.37
CONTACT:  Shenandoah Telecommunications Company
          Adele M. Skolits
          540-984-5161